UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 22, 2004

VINTAGE PETROLEUM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10578	73-1182669
(Commission File Number)	(IRS Employer Identification No.)

110 West Seventh Street, Tulsa, Oklahoma	74119
(Address of Principal Executive Offices)	(Zip Code)

(918) 592-0101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2004, the Compensation Committee of the Board of Directors of the Registrant established a performance-based cash bonus program for Charles C. Stephenson, Jr., the Chairman of the Board, President and Chief Executive Officer of the Registrant (the “Bonus Program”). The purpose of the Bonus Program is to provide Mr. Stephenson with added incentive to enhance stockholder value by achieving certain specific performance goals.

The Bonus Program establishes a base cash bonus amount of $1,200,000 (the “Base Amount”). Under the Bonus Program, Mr. Stephenson has the ability to earn a cash bonus in the amount of 0% to 200% of the Base Amount (or $0 to $2,400,000), based upon the Registrant’s “total stockholder return” as compared to the “total stockholder return” of each company in a peer group of companies selected by the Compensation Committee during a performance period commencing on January 1, 2004, and ending on December 31, 2006 (the “Performance Period”). The amount of the cash bonus earned, if any, will depend on the “Registrant’s rank” among the peer group of companies.

In the event of Mr. Stephenson’s death, “disability” or termination of employment by the Registrant without “cause” prior to the date of determination of whether he is entitled to a bonus, he will receive a cash bonus, if any, in the amount that he would be entitled to as of the date of occurrence of such event under the performance criteria described above if the Performance Period ended as of the date of the occurrence of such event. In the event of a “change in control” of the Registrant (as defined in the Registrant’s 1990 Stock Plan, as amended) prior to the date of determination of whether he is entitled to a bonus, Mr. Stephenson will receive the Base Amount. In the event of Mr. Stephenson’s voluntary termination of employment prior to the date of determination of whether he is entitled to a bonus, he will receive no cash bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINTAGE PETROLEUM, INC.

Date: December 23, 2004	By:	/s/ Michael F. Meimerstorf
Michael F. Meimerstorf
Vice President and Controller

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